Exhibit 3.1

NEXPOINT REAL ESTATE FINANCE, INC.

ARTICLES SUPPLEMENTARY

9.00% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

NexPoint Real Estate Finance, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation (the “Board”) by Article VI of the Articles of Amendment and Restatement of the Corporation (which, as amended and supplemented from time to time, together with these Articles Supplementary, is referred to herein as the “Charter”) and Section 2-208 of the Maryland General Corporation Law, the Board, or a duly authorized committee thereof, has duly classified and designated, and authorized the issuance of, 16,000,000 authorized but unissued shares of preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”) as “9.00% Series B Cumulative Redeemable Preferred Stock,” with such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as appear below, which, upon any restatement of the Charter, shall become a part of Article VI of the Charter, with any appropriate renumbering or relettering of the sections or subsections thereof.

SECOND: Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Charter.

9.00% Series B Cumulative Redeemable Preferred Stock

1.

Designation and Number. A series of Preferred Stock, designated the “9.00% Series B Cumulative Redeemable Preferred Stock” (the “Series B Preferred Stock”), is hereby established. The par value of the Series B Preferred Stock shall be $0.01 per share. The initial number of authorized shares of Series B Preferred Stock shall be 16,000,000.

2.	Definitions. In addition to the capitalized terms elsewhere defined herein, the following terms, when used herein, shall have the meanings indicated:

(a)

“Business Day” shall mean each day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in Texas or New York are authorized or required by law, regulation or executive order to close.

(b)	A “Change of Control” is when, after the original issuance of the Series B Preferred Stock, the following have occurred and are continuing:

(i)

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than a Permitted Holder, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of capital stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all capital stock of the Corporation entitled to vote generally in elections of directors (except that such person shall be deemed to have beneficial ownership of all capital stock of the Corporation that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii)

following the closing of any transaction referred to in (i) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American LLC or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American LLC or the Nasdaq Stock Market.

(iii)	For purposes of the definition of Change of Control, a Permitted Holder includes NexPoint Real Estate Advisors VII, L.P. and its affiliates.

(c)

“liquidation preference” shall mean $25.00 per share of Series B Preferred Stock, subject to appropriate adjustment in relation to any recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or other similar events which affect the Series B Preferred Stock.

(d)	“NYSE” shall mean the New York Stock Exchange or any successor exchange or automated quotation service upon which the Common Stock is listed.

(e)	“Series A Preferred Stock” shall means the Corporation’s 8.50% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share.

(f)

“Trading Day” shall mean, (i) if the Common Stock is listed or admitted to trading on the NYSE, a day on which the NYSE is open for the transaction of business, (ii) if the Common Stock is not listed or admitted to trading on the NYSE but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which the principal national securities exchange or automated quotation system, as the case may be, on which the Common Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Common Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any Business Day.

3.

Rank. The Series B Preferred Stock, with respect to priority of payment of dividends and other distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, shall rank (a) senior to all classes or series of common stock, par value $0.01 per share, of the Corporation (“Common Stock”), and to any other class or series of capital stock of the Corporation issued in the future (together with the Common Stock, the “Junior Stock”), unless the terms of such stock expressly provide that it ranks senior to, or on parity with, the Series B Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; (b) on parity with the Series A Preferred Stock and any other class or series of capital stock of the Corporation the terms of which expressly provide that it ranks on parity with the Series B Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (collectively, the “Parity Stock”); and (c) junior to any class or series of capital stock of the Corporation, the terms of which expressly provide that it ranks senior to the Series B Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. The term “capital stock” does not include convertible or exchangeable debt securities, including convertible or exchangeable debt securities which rank senior to the Series B Preferred Stock prior to conversion or exchange. The Series B Preferred Stock shall also rank junior in right to payment to the Corporation’s other existing and future indebtedness.

4.	Dividends.

(a)

Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series B Preferred Stock with respect to priority of dividend payments, holders of each share of Series B Preferred Stock are entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of assets legally available for the payment of dividends, cumulative cash dividends on such share of Series B Preferred Stock at the rate of 9.0% per annum of the liquidation preference (each, a “Cash Dividend”). If a share of the Series B Preferred Stock has a date of original issuance (the “Original Issue Date”) prior to the Dividend Record Date (defined below) for the Dividend Period (defined below) in which such share is issued, the Cash Dividends payable on such share shall begin accruing on, and be cumulative from and including, the first day of the Dividend Period in which such share is issued. If a share of the Series B Preferred Stock has an Original Issue Date after the Dividend Record Date for the Dividend Period in which such share is issued, the Cash Dividends payable on such share shall begin accruing on, and be cumulative from and including, the first day of the first Dividend Period commencing after its issuance. Cash Dividends shall be payable monthly in arrears on or about the fifth day of each calendar month or, if such date is not a Business Day, on the next succeeding Business Day, with the same force and effect as if paid on such date (each, a “Dividend Payment Date”), and no interest or additional distributions or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. A “Dividend Period” is the respective period commencing on and including the first day of each calendar month and ending on and including the day preceding the first day of the next succeeding Dividend Period. Cash Dividends shall be payable to holders of record of the Series B Preferred Stock as they appear in the stock records of the Corporation at the close of business on the 25th day of the calendar month preceding the applicable Dividend Payment Date or, if such date is not a Business Day, on the immediately preceding Business Day (each, a “Dividend Record Date”). Any dividend payable on the Series B Preferred Stock for any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b)

No dividends on shares of Series B Preferred Stock shall be authorized by the Board or declared or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(c)

Notwithstanding anything to the contrary contained herein, dividends on the Series B Preferred Stock shall accrue whether or not the restrictions referred to in Section 4(b) exist, whether or not the Corporation has earnings, whether or not there are assets legally available for the payment of such dividends and whether or not such dividends are authorized by the Board or declared by the Corporation. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears. When cumulative dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any class or series of Parity Stock, all dividends declared upon the Series B Preferred Stock and any class or series of Parity Stock shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such class or series of Parity Stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series B Preferred Stock and such class or series of Parity Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend) bear to each other.

(d)

Except as provided in the foregoing Section 4(c), unless full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof in full is set apart for payment for all past Dividend Periods that have ended, no dividends or other distributions of cash or other property may be declared and paid or declared and set apart for payment, directly or indirectly, on or with respect to the Junior Stock or the Parity Stock (other than dividends or other distributions in shares of Junior Stock or in options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of and in compliance with requirements of any incentive, benefit or stock purchase plan of the Corporation or any subsidiary thereof, or a redemption, purchase or acquisition of Parity Stock or Junior Stock as permitted under Article VII of the Charter) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock, and except for purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Stock and all holders of shares of Parity Stock).

(e)

If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the “Code”)) any portion (the “Capital Gains Amount”) of the dividends (as determined for U.S. federal income tax purposes) paid or made available for the year to holders of all classes and series of shares (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series B Preferred Stock shall be the amount that the total dividends (as determined for U.S. federal income tax purposes) paid or made available to the holders of the Series B Preferred Stock for the year bears to the Total Dividends. The Corporation may elect to retain and pay income tax on its net long-term capital gains. In such a case, the holders of Series B Preferred Stock would include in income their appropriate share of the Corporation’s undistributed long-term capital gains, as designated by the Corporation.

(f)

Holders of Series B Preferred Stock shall not be entitled to any dividend or distribution, whether payable in cash, property or shares of capital stock of the Corporation, in excess of full cumulative dividends on the Series B Preferred Stock as described above. Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable. Accrued but unpaid dividends on the Series B Preferred Stock shall accumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption, as the case may be.

(g)

“Set apart for payment” shall be deemed to include (without limitation): the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization by the Board and a declaration of dividends or other distribution by the Corporation, the allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series B Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

(h)

In determining whether a distribution (other than upon voluntary or involuntary liquidation), by distribution, redemption or other acquisition of the Corporation’s equity securities is permitted under Maryland law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

5.	Liquidation Preference.

(a)

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series B Preferred Stock then outstanding are entitled to be paid, or have the Corporation declare and set apart for payment, out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for payment of the Corporation’s debts and other liabilities, the liquidation preference per share, plus an amount equal to any accrued and unpaid Cash Dividends (whether or not authorized or declared) thereon to but not including the date of payment or the date the amount for payment is set apart (collectively, the “Liquidating Distributions”), before any distribution or payment of assets is made to holders of Junior Stock. If the assets of the Corporation legally available for distribution to stockholders are insufficient to pay in full the Liquidating Distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all outstanding shares of any class or series of Parity Stock, then all assets distributed to the holders of the Series B Preferred Stock and any class or series of Parity Stock shall be distributed pro rata so that the amount of assets distributed per share of Series B Preferred Stock and such class or series of Parity Stock shall in all cases bear to each other the same ratio that the Liquidating Distributions per share on the Series B Preferred Stock and such class or series of Parity Stock bear to each other. Written notice of the effective date of any such liquidation, dissolution or winding up of the affairs of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the shares of Series B Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

(b)

After payment of the full amount of the Liquidating Distributions to which they are entitled, the holders of shares of Series B Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

(c)

For the avoidance of doubt, the consolidation or merger of the Corporation with or into another entity, a consolidation or merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or a sale, lease, transfer or conveyance of all or substantially all of the Corporation’s assets or business shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Corporation.

6.	Redemption at Option of Holders.

(a)

Subject to the provisions of this Section 6, beginning on the first day of the calendar month following the Original Issue Date, each holder of shares of Series B Preferred Stock shall have the right (the “Holder Redemption Right”), at such holder’s option, to require the Corporation to redeem any or all of such holder’s shares of Series B Preferred Stock at a redemption price per share of Series B Preferred Stock (the “Holder Redemption Price”) equal to the liquidation preference, minus the Redemption Fee (defined below), plus an amount equal to all accrued but unpaid Cash Dividends, if any, to but not including the date fixed for redemption (the “Holder Redemption Date”), which shall be a date selected by the Corporation in its discretion that is within 45 days of the date the Corporation receives the Holder Redemption Notice (defined below). The Redemption Fee shall be an amount equal to: (i) 12.0% of the liquidation preference beginning on the first day of the calendar month following the Original Issue Date of the shares of Series B Preferred Stock to be redeemed; (ii) 9.0% of the liquidation preference beginning on the first day of the calendar month following the first anniversary of the Original Issue Date of the shares of Series B Preferred Stock to be redeemed; (iii) 6.0% of the liquidation preference beginning on the first day of the calendar month following the second anniversary of the Original Issue Date of the shares of Series B Preferred Stock to be redeemed; (iv) 3.0% of the liquidation preference beginning on the first day of the calendar month following the third anniversary of the Original Issue Date of the shares of Series B Preferred Stock to be redeemed; and (v) 0% of the liquidation preference beginning on the first day of the calendar month following the fourth anniversary of the Original Issue Date of the shares of Series B Preferred Stock to be redeemed (the “Redemption Fee”).

(b)

If a Holder Redemption Date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of record of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of Series B Preferred Stock that shall be redeemed pursuant to the Holder Redemption Right shall be entitled to an amount equal to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates, up to but not including, the Holder Redemption Date.

(c)

For so long as the Common Stock is listed or admitted to trading on the NYSE or another national securities exchange or automated quotation system, the Corporation has the right, in its sole discretion, to pay the Holder Redemption Price in cash or in equal value of shares of Common Stock, calculated based on the closing price per share of the Common Stock for the single Trading Day prior to the Holder Redemption Date.

(d)	Redemption of the Series B Preferred Stock shall be made pursuant to the Holder Redemption Right upon:

(i)

delivery by such holder of a duly complete notice to the Corporation’s transfer agent, in its capacity as redemption and paying agent (the “Redemption and Paying Agent”) or through the procedures of the Depository Trust Company (the “Holder Redemption Notice”), which shall be irrevocable, except upon written consent of the Corporation, in compliance with the required procedures including those of the Redemption and Paying Agent and of The Depository Trust Company (the “Stated Transfer Procedures”), and specifying the number of shares of Series B Preferred Stock to be redeemed that are held by such holder as of the date of such Holder Redemption Notice; and

(ii)	transfer of the Series B Preferred Stock in compliance with the Stated Transfer Procedures.

(e)

If (i) a Holder Redemption Notice has been received by the Corporation, (ii) (1) if the shares of Series B Preferred Stock shall be redeemed in cash, the funds necessary for such redemption have been set apart by the Corporation in trust for the benefit of the holder of any shares of Series B Preferred Stock to be redeemed or (2) if the shares of Series B Preferred Stock shall be redeemed with shares of Common Stock, the Redemption and Paying Agent has been instructed in writing that the shares of Series B Preferred Stock shall be redeemed in shares of Common Stock and (iii) irrevocable instructions have been given to pay or issue the Holder Redemption Price, then from and after the Holder Redemption Date, dividends shall cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares of Series B Preferred Stock shall terminate, except the right to receive the Holder Redemption Price in cash or in shares of Common Stock, as applicable, without interest, upon transfer of such shares of Series B Preferred Stock.

(f)	Limitations on Holder Redemption.

(i)

Notwithstanding any provision of this Section 6, the Corporation’s obligation to redeem shares of the Series B Preferred Stock at the option of the holders pursuant to the Holder Redemption Right shall be subject to the following aggregate redemption limits (collectively, the “Redemption Limits”):

1.	no more than 2.0% of the aggregate number of outstanding shares of Series B Preferred Stock shall be redeemed per calendar month;

2.	no more than 5.0% of the aggregate number of outstanding shares of Series B Preferred Stock shall be redeemed per fiscal quarter; and

3.	no more than 20.0% of the aggregate number of outstanding shares of Series B Preferred Stock shall be redeemed per fiscal year.

(ii)

Redemptions at the option of the Corporation pursuant to the Corporation Redemption Right and the Change of Control Redemption Right (each as defined below) below shall not count towards the Redemption Limits. Redemptions at the option of the holder following the death or disability of a holder pursuant to the Estate Redemption Right (defined below) shall count towards the Redemption Limits, but shall not be subject to such limits.

(iii)

If, after applying the Redemption Limits, a holder would own less than one share of Series B Preferred Stock, all of such holder’s shares of Series B Preferred Stock shall be redeemed. Otherwise, all redemption amounts shall be rounded down such that after giving effect to any redemption, no holder is left owning a fractional share. If, after applying the Redemption Limits, the number of shares of Series B Preferred Stock to be redeemed is less than the number of shares of Series B Preferred Stock submitted for redemption by a holder, the excess shares of Series B Preferred Stock shall remain subject to redemption in future periods until the earlier of (i) all shares of Series B Preferred Stock submitted by such holder for redemption have been redeemed, or (ii) such holder delivers to us a written notice of withdrawal stating the number of withdrawn shares of Series B Preferred Stock and the number of shares of Series B Preferred Stock, if any, which remain subject to redemption.

(iv)

The foregoing provisions of this Section 6(f) shall not prevent any other action by the Corporation pursuant to the Charter or otherwise in order to ensure that the Corporation remains qualified as a REIT for U.S. federal income tax purposes.

(g)

Notwithstanding any provision of this Section 6, no redemptions of shares of Series B Preferred Stock shall be made by the Corporation if such redemption shall be restricted or prohibited by law. Further, no redemptions of shares of Series B Preferred Stock shall be made by the Corporation at such time as the terms and provisions of any agreement of the Corporation prohibits such redemption or provides that such redemption would constitute a breach thereof or a default thereunder.

7.	Optional Redemption by the Corporation.

(a)

The Series B Preferred Stock is not redeemable by the Corporation prior to the first day of the calendar month following the second anniversary of each Original Issue Date of shares of Series B Preferred Stock, except as permitted by Article VII of the Charter and as otherwise provided in this Section 7 and Section 9 below. Beginning on the first day of the calendar month following the second anniversary of each Original Issue Date of shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall be redeemable by the Corporation, at the Corporation’s option, in whole or in part, at any time or from time to time (the “Corporation Redemption Right”), at a redemption price per share of Series B Preferred Stock (the “Corporation Redemption Price”) equal to the liquidation preference plus an amount equal to any accrued but unpaid Cash Dividends, if any, to but not including the date fixed for redemption (the “Corporation Redemption Date”).

(b)

If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed pursuant to the Corporation Redemption Right, the shares of Series B Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares), by lot or by any other equitable method that the Corporation determines. If such redemption is to be by lot and, as a result of such redemption, any holder of shares of Series B Preferred Stock, other than a holder of shares of Series B Preferred Stock that has received an exemption, would become a holder of a number of shares of Series B Preferred Stock in excess of the Aggregate Stock Ownership Limit because such holder’s shares of Series B Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in Article VII of the Charter, the Corporation shall redeem the requisite number of shares of Series B Preferred Stock of such holder such that no holder shall hold a number of shares in excess of the Aggregate Stock Ownership Limit subsequent to such redemption.

(c)

Unless full cumulative dividends on all shares of Series B Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are declared and paid in cash or shares of Common Stock or declared and a sum sufficient for the payment thereof is set apart for payment, (i) no shares of Series B Preferred Stock shall be redeemed pursuant to the Corporation Redemption Right unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed, and (ii) the Corporation shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any shares of Series B Preferred Stock (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for shares of, Junior Stock); provided, however, that the foregoing shall not prevent the redemption or purchase by the Corporation of shares of Series B Preferred Stock pursuant to Article VII of the Charter or otherwise in order to ensure that the Corporation remains qualified as a REIT for U.S. federal income tax purposes or the purchase or acquisition of shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Stock.

(d)

If a Corporation Redemption Date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of record of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of Series B Preferred Stock that shall be redeemed pursuant to the Corporation Redemption Right shall be entitled to an amount equal to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates, up to but not including, the Corporation Redemption Date.

(e)

For so long as the Common Stock is listed or admitted to trading on the NYSE or another national securities exchange or automated quotation system, the Corporation has the right, in its sole discretion, to pay the Corporation Redemption Price in cash or in equal value of shares of Common Stock, calculated based on the closing price per share of the Common Stock for the single Trading Day prior to the Corporation Redemption Date.

(f)

Notice of redemption pursuant to the Corporation Redemption Right (a “Corporation Redemption Notice”) shall be mailed by the Corporation, postage prepaid, no less than seven days prior to the Corporation Redemption Date, addressed to the respective holders of record of all, but not less than all, of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records maintained by the Corporation’s transfer agent. No failure to give such notice or defect therein shall affect the validity of the proceedings for the redemption of any Series B Preferred Stock except as to the holder to whom such notice was defective or not given; provided that notice given to the last address of record shall be deemed to be valid notice. In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed or admitted to trading, each Corporation Redemption Notice shall state: (i) the Corporation Redemption Date; (ii) the Corporation Redemption Price on a per share basis; (iii) the CUSIP number(s) of the shares of Series B Preferred Stock to be redeemed; (iv) the number of shares of Series B Preferred Stock to be redeemed, if fewer than all, or the method for determining such number; (v) that dividends on the shares of Series B Preferred Stock to be redeemed shall cease to accrue on the Corporation Redemption Date; (vi) that the Series B Preferred Stock is being redeemed at the Corporation’s option pursuant to the Corporation Redemption Right; and (vii) any conditions to the redemption. Any such redemption may be made conditional on such factors as may be determined by the Board and as set forth in the Corporation Redemption Notice.

(g)

If (i) a Corporation Redemption Notice has been given by the Corporation with respect to any shares of Series B Preferred Stock, (ii) (1) if the shares of Series B Preferred Stock shall be redeemed in cash, the funds necessary for such redemption have been set apart by the Corporation in trust for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption or (2) if the shares of Series B Preferred Stock shall be redeemed with shares of Common Stock, the Redemption and Paying Agent has been instructed in writing that the shares of Series B Preferred Stock shall be redeemed in shares of Common Stock, and (iii) irrevocable instructions have been given to pay or issue the Corporation Redemption Price, then from and after the Corporation Redemption Date, dividends shall cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares of Series B Preferred Stock shall terminate, except the right to receive the Corporation Redemption Price in cash or in shares of Common Stock, as applicable, without interest, upon transfer of such shares of Series B Preferred Stock.

(h)

If the Corporation calls for redemption of any shares of Series B Preferred Stock pursuant to and in accordance with Article VII of the Charter, including through a purchase from a Trust (as defined in the Charter), then the redemption price shall be an amount equal to the liquidation preference per share, plus any accrued and unpaid dividends (whether or not declared) on the Series B Preferred Stock to but not including, the redemption date, subject to any restrictions, limitations or requirements contained in Article VII of the Charter. Notwithstanding anything else to the contrary herein, the Corporation shall not be required to provide advanced notice to the holder of Series B Preferred Stock in the event such holder’s Series B Preferred Stock is redeemed in order for the Corporation to qualify or maintain the qualification of the Corporation as a REIT for U.S. federal income tax purposes.

(i)

Subject to applicable law and the limitation on purchases when distributions on the Series B Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase any shares of Series B Preferred Stock by tender or by private agreement.

8.	Optional Redemption Following Death or Qualifying Disability of a Holder.

(a)

Subject to the terms of this Section 8, the Corporation shall redeem upon receipt of an Estate Redemption Notice (defined below) from the holder any shares of Series B Preferred Stock, beginning on the first day of the calendar month following the first anniversary of the Original Issue Date of such shares, held by a natural person upon his or her death or upon his or her suffering a qualifying disability (the right to redemption arising thereupon, the “Estate Redemption Right”), including shares of Series B Preferred Stock held through a revocable grantor trust, or an individual retirement account or other retirement or profit-sharing plan, where the Estate Redemption Notice is from (i) in the case of the death of a holder, the holder’s estate, the recipient of such shares of Series B Preferred Stock through bequest or inheritance, or, with respect to shares of Series B Preferred Stock held through a revocable grantor trust, the trustee of such trust, who shall have the sole ability to give the Estate Redemption Notice on behalf of the trust, or (ii) in the case of the qualifying disability of a holder, the holder or the holder’s legal representative. If spouses are joint registered holders of shares of Series B Preferred Stock, the Estate Redemption Notice may be made upon the death or qualifying disability of either spouse. If the holder of shares of Series B Preferred Stock is not a natural person, such as a trust (other than a revocable grantor trust) or a partnership, corporation or similar legal entity, the right of redemption upon death or qualifying disability of a beneficiary of such trust or the holder of an ownership interest in such partnership, corporation or similar legal entity shall be subject to the approval of the Board in its sole discretion. Shares of Series B Preferred Stock redeemed pursuant to the Estate Redemption Right shall be redeemed at a redemption price per share of Series B Preferred Stock (the “Estate Redemption Price”) equal to (A) beginning on the first day of the calendar month following the first anniversary of the Original Issue Date of the shares of Series B Preferred Stock to be redeemed, 95% of the liquidation preference and (B) beginning on the first day of the calendar month following the second anniversary of the Original Issue Date of the shares of Series B Preferred Stock to be redeemed, 100% of the liquidation preference, in each case plus an amount equal to accrued but unpaid Cash Dividends thereon, if any, to but not including the date fixed for redemption (the “Estate Redemption Date”), which shall be a date selected by the Corporation in its discretion that is within 45 days of the date the Corporation receives the Estate Redemption Notice.

(b)

If an Estate Redemption Date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of record of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of Series B Preferred Stock that shall be redeemed pursuant to the Estate Redemption Right shall be entitled to an amount equal to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates, up to but not including, the Estate Redemption Date.

(c)

For so long as the Common Stock is listed or admitted to trading on the NYSE or another national securities exchange or automated quotation system, the Corporation has the right, in its sole discretion, to pay the Estate Redemption Price in cash or in equal value of shares of Common Stock, calculated based on the closing price per share of the Common Stock for the single Trading Day prior to the Estate Redemption Date.

(d)	Redemption of the Series B Preferred Stock shall be made pursuant to the Estate Redemption Right upon:

(i)

delivery by such holder of a duly complete notice to the Redemption and Paying Agent or through the procedures of the Depository Trust Company (the “Estate Redemption Notice”), which shall be irrevocable, except upon written consent of the Corporation, in compliance with the Stated Transfer Procedures, and specifying the number of shares of Series B Preferred Stock to be redeemed that are held by such holder as of the date of such Estate Redemption Notice;

(ii)	transfer of the Series B Preferred Stock in compliance with the Stated Transfer Procedures; and

(iii)	compliance with the other requirements of this Section 8.

(e)

If (i) an Estate Redemption Notice has been received by the Corporation, (ii) (1) if the shares of Series B Preferred Stock shall be redeemed in cash, the funds necessary for such redemption have been set apart by the Corporation in trust for the benefit of the holder of any shares of Series B Preferred Stock to be redeemed or (2) if the shares of Series B Preferred Stock shall be redeemed with shares of Common Stock, the Redemption and Paying Agent has been instructed in writing that the shares of Series B Preferred Stock shall be redeemed in shares of Common Stock and (iii) irrevocable instructions have been given to pay or issue the Estate Redemption Price, then from and after the Estate Redemption Date, dividends shall cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares of Series B Preferred Stock shall terminate, except the right to receive the Estate Redemption Price in cash or in shares of Common Stock, as applicable, without interest, upon transfer of such shares of Series B Preferred Stock.

(f)

In order for the Corporation to redeem shares of Series B Preferred Stock upon the death or qualifying disability of a holder thereof, the following conditions must be met: (i) the deceased or disabled holder must be the sole holder of the shares of Series B Preferred Stock to be redeemed or the beneficiary of a trust or an individual retirement account or other retirement or profit-sharing plan that is a holder or, in the case of shares of Series B Preferred Stock owned by spouses who are joint registered holders (or holders by tenants in the entirety), one of the joint holders; (ii) the Estate Redemption Notice must be received by the Corporation within one year after the death or qualifying disability of the holder but no sooner than the first day of the calendar month following the first anniversary of the Original Issue Date of the shares of Series B Preferred Stock to be redeemed; (iii) the Estate Redemption Notice must be given by (A) in the case of the death of a holder, a recipient of the shares of Series B Preferred Stock through bequest or inheritance, (B) in the case of the death of a beneficiary of a trust, the trustee of the trust, or (C) in the case of the death of a holder of shares of Series B Preferred Stock owned by spouses who are joint registered holders (or holders by tenants in the entirety), the surviving spouse; and (iv) in the case of the qualifying disability of a holder, (A) such disability must meet the requirements of Section 72(m)(7) of the Code (i.e., the individual must be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to be of a long continued and indefinite duration), (B) a determination of disability must be made by the U.S. governmental agency responsible for reviewing the disability retirement benefits that the holder could be eligible to receive, (C) the condition causing the disability shall have occurred after the date that the holder became a holder of shares of Series B Preferred Stock and (D) the condition causing the disability shall have occurred before the holder reached full retirement age, which is the age at which workers can claim full Social Security retired-worker benefits. The Corporation may in its discretion request from the holder, and the holder must promptly provide, reasonable documentation supporting the satisfaction of the foregoing conditions.

(g)

Notwithstanding any provision of this Section 8, no redemptions of shares of Series B Preferred Stock shall be made by the Corporation if such redemption shall be restricted or prohibited by law. Further, no redemptions of shares of Series B Preferred Stock shall be made by the Corporation at such time as the terms and provisions of any agreement of the Corporation prohibits such redemption or provides that such redemption would constitute a breach thereof or a default thereunder.

9.	Optional Redemption by Corporation Upon a Change of Control.

(a)

If a Change of Control occurs at any time the Series B Preferred Stock is outstanding, the Corporation shall have the right (the “Change of Control Redemption Right”), but not the obligation, to redeem in cash all or some portion of the shares of Series B Preferred Stock issued and outstanding, on a date (the “Change of Control Redemption Date”) specified by the Corporation no later than 120 calendar days after the first date on which such Change of Control occurred, at a redemption price equal to 100% of the liquidation preference per share, plus an amount equal to all accrued but unpaid Cash Dividends thereon (whether or not authorized or declared) to but not including the Change of Control Redemption Date (such price, the “Change of Control Redemption Price”).

(b)

If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed pursuant to the Change of Control Redemption Right, the shares of Series B Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares), by lot or by any other equitable method that the Corporation determines. If such redemption is to be by lot and, as a result of such redemption, any holder of shares of Series B Preferred Stock, other than a holder of shares of Series B Preferred Stock that has received an exemption, would become a holder of a number of shares of Series B Preferred Stock in excess of the Aggregate Stock Ownership Limit because such holder’s shares of Series B Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in Article VII of the Charter, the Corporation shall redeem the requisite number of shares of Series B Preferred Stock of such holder such that no holder shall hold a number of shares in excess of the Aggregate Stock Ownership Limit subsequent to such redemption.

(c)

Unless full cumulative dividends on all shares of Series B Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment, (i) no shares of Series B Preferred Stock shall be redeemed pursuant to the Change of Control Redemption Right unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed, and (ii) the Corporation shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any shares of Series B Preferred Stock (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for shares of, Junior Stock); provided, however, that the foregoing shall not prevent the redemption or purchase by the Corporation of shares of Series B Preferred Stock pursuant to Article VII of the Charter or otherwise in order to ensure that the Corporation remains qualified as a REIT for U.S. federal income tax purposes or the purchase or acquisition of shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Stock.

(d)

If a Change of Control Redemption Date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of record of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of Series B Preferred Stock that shall be redeemed pursuant to the Change of Control Redemption Right shall be entitled to an amount equal to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates, up to but not including, the Change of Control Redemption Date.

(e)

Notice of redemption pursuant to a Change of Control (the “Change of Control Redemption Notice”) shall be mailed by the Corporation, postage prepaid, no fewer than seven days prior to the Change of Control Redemption Date, addressed to the respective holders of record of all, but not less than all, of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records maintained by the Corporation’s transfer agent. No failure to give such notice or defect therein shall affect the validity of the proceedings for the redemption of any Series B Preferred Stock except as to the holder to whom such notice was defective or not given; provided, that notice given to the last address of record shall be deemed to be valid notice. In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed or admitted to trading, each Change of Control Redemption Notice shall state: (i) the Change of Control Redemption Date; (ii) the Change of Control Redemption Price on a per share basis; (iii) the CUSIP number(s) of the shares of Series B Preferred Stock to be redeemed; (iv) the number of shares of Series B Preferred Stock to be redeemed, if fewer than all, or the method for determining such number; (v) that dividends on the shares of Series B Preferred Stock to be redeemed shall cease to accrue on the Change of Control Redemption Date; (vi) that the Series B Preferred Stock is being redeemed at the Corporation’s option pursuant to the Change of Control Redemption Right and a brief description of the transaction or transactions constituting such Change of Control; and (vii) any conditions to the redemption. Any such redemption may be made conditional on such factors as may be determined by the Board and as set forth in the Change of Control Redemption Notice.

(f)

If (i) a Change of Control Redemption Notice has been given by the Corporation, (ii) the funds necessary for such redemption have been set apart by the Corporation in trust for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption and (iii) irrevocable instructions have been given to pay the Change of Control Redemption Price, then from and after the Change of Control Redemption Date, dividends shall cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares of Series B Preferred Stock shall terminate, except the right to receive the Change of Control Redemption Price in cash, without interest, upon transfer of such shares of Series B Preferred Stock.

10.	Voting Rights.

(a)	Holders of the Series B Preferred Stock shall not have any voting rights except as set forth below.

(a)	So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not:

(i)

authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock of the Corporation expressly designated as ranking senior to the Series B Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of the Corporation, or reclassify any authorized shares of capital stock of the Corporation into any such senior shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior equity securities, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock and the holders of any outstanding shares of Parity Stock upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”) (voting together as a single class); or

(ii)

amend, alter or repeal the provisions of the Charter (including these Articles Supplementary), whether by merger, consolidation or otherwise (in any case, an “Event”), so as to materially and adversely affect any right, preference, privilege or voting powers of the Series B Preferred Stock or the holders thereof, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock (voting as a separate class); provided, however, that with respect to the occurrence of any Event set forth above, so long as shares of Series B Preferred Stock remain outstanding with the terms thereof materially unchanged or the holders of shares of Series B Preferred Stock receive shares of, or options, warrants or rights to purchase or subscribe for shares of, capital stock or other securities with rights, preferences, privileges and voting powers substantially similar, taken as a whole, to the rights, preferences, privileges and voting powers of the Series B Preferred Stock, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series B Preferred Stock or the holders thereof; and provided further that any increase in the amount of the authorized shares of Series B Preferred Stock or the creation or issuance, or increase in the amounts authorized, of any other classes or series of Parity Stock or Junior Stock shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers or the holders thereof.

(b)

In any matter in which the holders of Series B Preferred Stock are entitled to vote separately as a single class, each such holder shall have the right to one vote for each share of Series B Preferred Stock held by such holder. If the holders of shares of Series B Preferred Stock and the holders of outstanding shares of Voting Parity Stock, including our Series A Preferred Stock, are entitled to vote together as a single class on any matter, such holders shall each have one vote for each $25.00 of liquidation preference.

(c)

The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed.

11.	Conversion. Except as otherwise set forth herein, the Series B Preferred Stock is not convertible into any other property or securities of the Corporation.

12.

Term. The Series B Preferred Stock has no stated maturity date and shall not be subject to any sinking fund and, except as otherwise set forth herein, is not subject to mandatory redemption. The Corporation shall not be required to set aside funds to redeem the Series B Preferred Stock.

13.

Status of Redeemed or Repurchased Series B Preferred Stock. All shares of Series B Preferred Stock redeemed, repurchased or otherwise acquired in any manner by the Corporation shall constitute authorized but unissued shares of Series B Preferred Stock.

14.

Application of Article VII. The Series B Preferred Stock constitutes Capital Stock (as defined in Article VII of the Charter) and, as such, is subject to the provisions of Article VII of the Charter applicable to Capital Stock.

THIRD: The shares of Series B Preferred Stock have been classified and designated by the Board, or a duly authorized committee thereof, under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board, or a duly authorized committee thereof, in the manner and by the vote required by law.

FIFTH: These Articles Supplementary shall be effective at the time the SDAT accepts these Articles Supplementary for record.

SIXTH: The undersigned President acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, NEXPOINT REAL ESTATE FINANCE, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by its President and witnessed by its Chief Financial Officer, Executive VP-Finance, Secretary and Treasurer on November 2, 2023.

WITNESS:	NEXPOINT REAL ESTATE FINANCE, INC.:

/s/ Brian Mitts	By:	/s/ James Dondero
Name: Brian Mitts	Name:	James Dondero
Title: Chief Financial Officer, Executive VP-Finance, Secretary and Treasurer	Title:	President